Exhibit 99.2

[STEINWAY MUSICAL INSTRUMENTS, INC. LOGO]

For Immediate Release:

STEINWAY REPORTS FY 2002 RESULTS

FOURTH QUARTER SALES UP 7%

WALTHAM, MA - February 25, 2003 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter ended December 31, 2002.  Net sales increased 7%, to $91 million from $84 million.  EBITDA increased 13%, to $13 million from $11 million in the year ago quarter.  Reported earnings per share were $0.56 compared to $0.43 in the prior year period, an increase of 30%.  Comparable earnings per share were $0.56 compared to $0.50 in the fourth quarter of 2001.

For the full year, net sales declined 6% to $332 million.  EBITDA decreased 14%, to $46 million from $54 million in 2001.  Reported earnings per share were $1.68 as compared to $1.27 in the prior year.  Comparable earnings per share were $1.68 compared to $1.97 in 2001.

CEO Dana Messina commented, “Overall, our sales for the fourth quarter were better than we expected.  Improved performance in our domestic piano operations helped us post increased sales for the fourth quarter, reducing our sales shortfall for the year to 6%.  Poor gross margins in our band segment offset the sales increase, resulting in earnings per share for 2002 which were in line with our expectations.”

“Our balance sheet and liquidity remain strong,” said Messina.  “In the fourth quarter, we repurchased $4.7 million of our high yield debt, helping to reduce net debt by $24 million this year, or 12%.  We generated more cash flow from operations than in 2001 and nearly twice that of 2000.   We also reduced capital expenditures for 2002 by 20%.  At year end, we had over $19 million in cash on hand and owed nothing on our domestic revolver.”

Messina continued, “Our band instrument sales remain soft and margins in this segment of the business continue to decline.  To adjust our production levels to current demand, we reduced headcount in our band operations by 14% during 2002.  We must make further reductions in our cost structure to remain competitive, particularly in student instruments.”

“Labor negotiations with our band unions will be one of management’s top priorities over the coming weeks,” noted Messina.  “We face skyrocketing health care costs and increasing competition from offshore producers.  We will be able to adapt only if we can implement changes in the current labor contracts.  As such, we expect negotiations to be more challenging than at any time in the Company’s history.  The labor contract with our union employees in Eastlake, Ohio expired on February 15th.  The workers there continue to work without a contract and we remain committed to negotiating a fair agreement with the union.  In addition, the labor contracts with workers at two of our band instrument plants in Elkhart, Indiana, which were scheduled to expire at the end of this week, have been extended through March 21, 2003.  Management understands the value of the Company’s skilled workers and continues to meet with union representatives to resolve outstanding issues.  We are hopeful that we will achieve an appropriate outcome to the negotiations.”

The forty-four union employees at the Company’s facility in LaGrange, Illinois, where it manufactures tuned percussion instruments, have been on strike since January 20th.  Sales of these instruments represented less than 4% of the Company’s sales for 2002.  The Company is actively hiring temporary employees to help keep this plant operating until this labor situation is resolved.

Band Operations

Revenues from the band and orchestral instrument segment were virtually flat for the fourth quarter at $36 million.  Unit shipments were off 11% from the fourth quarter of 2001.  A shift in mix from student instruments toward higher priced professional models, coupled with the sale of some instrument rental contracts purchased from Mars Music during the fourth quarter, mitigated the decrease in revenues.  Gross margins slipped to 19.7% from 22.7% in the year ago quarter.

Strong competition from imported instruments negatively impacted results for 2002.  Year-to-date sales decreased 9% and unit shipments declined 13%.  As a result of the soft demand, during 2002 many of the Company’s manufacturing facilities operated at production levels at or below 2001 levels.  The resulting under absorption of overhead had a negative impact on gross margins, which dropped to 23.8% from 26.3% in 2001.

Piano Operations

Piano sales for the quarter increased 14% to $54 million from $48 million in the prior year period, which was adversely impacted by the 9/11 tragedy.  Domestic unit shipments of Steinway & Sons grand pianos increased 21% in the fourth quarter of 2002.  A 10% decline in Steinway & Sons grand piano shipments in Europe and Asia partially offset domestic shipments, resulting in an 8% increase in unit shipments worldwide.  Domestic unit sales of the Boston Piano Company’s product lines increased 8%, as demand remained strong.  Overseas shipments of Boston product lines decreased 13%.  Gross margins for the fourth quarter improved to 34.9% from 33.6% as a result of increased production at the Company’s domestic piano factory and the favorable impact of exchange rates on Boston piano purchases.

For the full year, piano sales were down only 3%, to $165 million from $169 million in 2001.  Steinway & Sons grand units were off 11% worldwide while unit sales in the Boston product lines increased 8%.  This shift in product mix caused gross margins to decline to 34.8% from 35.1% in the prior year.

Outlook

Looking ahead to 2003, Messina commented, “There is still much uncertainty in economies worldwide.  In addition, we have four labor contracts that have yet to be settled.  With that as a backdrop, results for 2003 are difficult to forecast.  As such, we will not be providing earnings guidance until after all of our labor contract negotiations have been completed.”

Notes on Presentation

In order to help investors compare the Company’s performance in 2002 to its performance in 2001, some of the financial information in this release was prepared on a “comparable” basis.  Comparable amounts are presented to reflect results using consistent accounting principles which recently changed.  Comparable results should not be considered an alternative measure to accounting principles generally accepted in the U.S. (GAAP).  A reconciliation of comparable results to reported results can be found in the attached supplementary financial information schedule.  To achieve comparability, the Company’s 2001 results exclude a) a loss from the early extinguishment of debt which has been reclassified from extraordinary items to other income in accordance with Statement of Financial Accounting Standards (SFAS) No. 145 and b) amortization of trademarks and goodwill which ceased upon the adoption of SFAS No. 142 effective January 1, 2002.

The Company defines EBITDA as earnings before net interest expense, income tax expense, depreciation and amortization, adjusted to exclude non-recurring charges.  The Company’s management and many investors use EBITDA to measure the Company’s core operating performance and to determine its ability to meet future debt service, capital expenditures and working capital requirements.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flow from operating activities, which are determined in accordance with GAAP.

Conference Call

Steinway will be discussing its fourth quarter results, along with its outlook for 2003, on a conference call today, beginning at 5:30 p.m. EST.  A webcast of the call will be available to all interested parties at

www.steinwaymusical.com.  Following the live webcast, an archived version will be available on the Company’s web site.

Management will be making a presentation to investors at 8:30 a.m. EST on Wednesday, February 26, 2003 at RedChip Partners Boston Investor Conference.  Interested parties may listen live over the Internet by logging onto the web at:

http://www.firstcallevents.com/service/ajwz375459617gf12.html

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, C.G. Conn French horns, King trombones, Ludwig snare drums, Selmer Paris saxophones and Steinway & Sons pianos.  Additional information can be obtained by visiting our web site: www.steinwaymusical.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.   Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	12/31/2002	12/31/2001	12/31/2002	12/31/2001
Net sales	$90,569	$84,485	$332,297	$352,612
Cost of sales	64,467	60,069	235,146	245,114

Gross profit	26,102	24,416	97,151	107,498

Operating expenses	17,933	17,142	65,752	69,026

Income from operations	8,169	7,274	31,399	38,472

Interest expense, net	2,934	3,249	13,279	16,731
Debt extinguishment costs	—	—	—	6,612
Other (income) expense, net	(2,006)	(692)	(3,939)	(1,778)

Income before taxes	7,241	4,717	22,059	16,907

Provision for income taxes	2,290	863	7,150	5,588

Net income	4,951	3,854	14,909	11,319

Earnings per share: Basic and Diluted	$0.56	$0.43	$1.68	$1.27

Weighted average common shares - basic	8,906	8,902	8,877	8,928
Weighted average common shares - diluted	8,906	8,902	8,882	8,928

Condensed Consolidated Balance Sheets

	12/31/2002	12/31/2001
Cash	$19,099	$5,545
Receivables, net	77,421	82,188
Inventories	163,090	161,124
Other current assets	12,239	10,120
Total current assets	271,849	258,977

Property, plant and equipment, net	102,567	104,011
Other assets	53,818	51,052
Total assets	$428,234	$414,040

Notes payable and current portion of long-term debt	$8,055	$7,446
Other current liabilities	45,152	41,777
Total current liabilities	53,207	49,223

Long-term debt	192,581	203,757
Other liabilities	46,640	40,689
Stockholders’ equity	135,806	120,371

Total liabilities and stockholders’ equity	$428,234	$414,040

STEINWAY MUSICAL INSTRUMENTS, INC.

Supplementary Financial Information Schedule

(In thousands, except per share data)

Reconciliation of Comparable Results to Reported Results

	Three Months Ended		Twelve Months Ended
	12/31/2002	12/31/2001	12/31/2002	12/31/2001
Comparable diluted EPS	$0.56	$0.50	$1.68	$1.97
Amortization of goodwill and trademark, net of tax	—	(0.07)	—	(0.26)
Diluted EPS before early extinguishment of debt	0.56	0.43	1.68	1.71
Early extinguishment of debt, net of tax	—	—	—	(0.44)
Reported EPS	$0.56	$0.43	$1.68	$1.27

Reconciliation of EBITDA to U.S. GAAP

	Three Months Ended		Twelve Months Ended
	12/31/2002	12/31/2001	12/31/2002	12/31/2001
EBITDA	$12,875	$11,400	$46,375	$54,059
Net interest expense	(2,934)	(3,249)	(13,279)	(16,731)
Tax provision, net of deferred tax benefit	(3,176)	(1,281)	(8,344)	(7,009)
Changes in operating assets and liabilities	26,322	32,514	5,962	(1,873)
Other	36	(41)	334	431
Cash flows from operating activities	$33,123	$39,343	$31,048	$28,877